Exhibit 14.1

CATALYTICA ENERGY SYSTEMS, INC.

and wholly-owned subsidiaries (the “Company”)

CODE OF CONDUCT AND ETHICS

Introduction

This Code of Conduct and Ethics (this “Code”) covers a wide range of business practices and procedures.  It does not cover every issue that may arise, but it sets out basic principles to guide the directors, officers and employees of the Company, including our wholly-owned subsidiaries.  The Code incorporates and builds upon a number of current practices of the Company.  However, the Code is intended to supplement, not replace, the Company’s employee handbook and other policies and procedures, and you should continue to be familiar with these policies.  All of the directors, officers and employees of the Company should conduct themselves accordingly and seek to avoid even the appearance of improper behavior in any way relating to the Company. In appropriate circumstances, this Code should also be provided to and followed by the Company’s agents and representatives, including consultants.

Senior executive officers and senior financial officers, including the Chief Financial Officer, should be especially cognizant of the requirements for corporate disclosures set forth herein.  All directors, officers and employees should be particularly aware of the Company’s disclosure obligations with the Securities and Exchange Commission (the “SEC”) and should assist the senior executive officers with utmost diligence in this regard.

Any director or officer who has any questions about this Code should consult with the Chief Executive Officer or legal counsel as appropriate in the circumstances.  If an employee has any questions about this Code, the employee should seek guidance from his or her supervisor.

1.                                      Scope of Code

This Code is intended to deter wrongdoing and to promote the following:

(1)          honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(2)          full, fair, accurate, timely and understandable disclosure in reports and documents the Company files with, or submits to, the SEC and in other public communications made by the Company;

(3)          compliance with applicable governmental laws, rules and regulations;

(4)          the prompt internal reporting of violations of this Code to the appropriate person or persons identified in this Code;

(5)          accountability for adherence to this Code; and

(6)          adherence to a high standard of business conduct and ethics.

2.                                      Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which the Company’s ethical standards are built.  All directors, officers and employees should respect and obey all laws, rules and regulations applicable to the business and operations of the Company.  Although directors, officers and employees are not expected to know all of the details of these laws, rules and regulations, it is important to know enough to determine when to seek advice from supervisors, managers, officers or other appropriate Company personnel, including legal counsel.

3.                                      Conflicts of Interest

A “conflict of interest” exists when an individual’s private interest interferes in any way – or even appears to conflict – with the interests of the Company.  A conflict of interest situation can arise when a director, officer or employee takes actions or has an interest that may make it difficult to perform his or her work on behalf of the Company in an objective and effective manner.  Conflicts of interest may also arise when a director, officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company.  Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

Service to the Company should never be subordinated to personal gain or advantage.  Conflicts of interest, whenever possible, should be avoided.  In particular, clear conflict of interest situations involving directors, officers and employees who occupy supervisory positions or who have discretionary authority in dealing with any third party may include the following:

(1)                                  any significant ownership interest in any customer, supplier or competitor;

(2)                                  a consulting or employment relationship with any customer, supplier or competitor;

(3)                                  any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities to the Company;

(4)                                  the receipt of excessive gifts or entertainment from any organization with which the Company has current or prospective business dealings; and

(5)                                  being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any family member.

It is almost always a conflict of interest for a Company officer or employee to work simultaneously for a competitor, customer or supplier.  No officer or employee may work for a competitor as a consultant or board member.  The best policy is to avoid any direct or indirect business connection with the Company’s customers, suppliers, and competitors, except on the Company’s behalf.

Officers or employees serving on the board of directors or a similar body for an outside company or government agency after the effective date of this Code requires the advance approval of the Chief Executive Officer or the Chief Financial Officer.

No employee of the Company may make any political contribution for the Company or use the Company’s name, funds, property, equipment or services for the support of political parties, initiatives, committees or candidates.  Additionally, lobbying activities or government contacts on behalf of the Company, other than sales activities, should be coordinated with legal counsel.

Directors, officers and employees are prohibited from taking for themselves personally, or directing to a third party, any opportunity that is discovered through the use of corporate property, information or the individual’s position, without the consent of the Board of Directors.  No director, officer or employee may use corporate property, information or position for improper personal gain, and no director, officer or employee may compete with the Company directly, or indirectly.  Directors, officers and employees owe a duty to the Company to advance its legitimate interest when the opportunity to do so arises.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors.  Conflicts of interest may not always be clear-cut and further review and discussions may be appropriate.  Any director or officer who becomes aware of a conflict or potential conflict should bring it to the attention of the Chief Executive Officer, the Chief Financial Officer or legal counsel as appropriate in the circumstances.  Any employee who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel.

4.                                      Loans by the Company

Loans from the Company to directors and executive officers are prohibited.  Loans from the Company to other employees must be approved in advance by the Board of Directors.

5.                                      Insider Trading

Directors, officers and employees who have access to confidential information relating to the Company or any other publicly traded company are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company’s business.  All non-public information about the Company or any other company should be considered confidential information.   To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical and against Company policy but is also illegal.  Directors, officers and employees also should comply with insider trading standards and procedures adopted by the Company.  If a question arises, the director, officer or employee should consult with the Company’s Chief Financial Officer or legal counsel.

6.                                      Competition and Fair Dealing

The Company seeks to compete in a fair and honest manner.  The Company seeks competitive advantages through superior performance rather than through unethical or illegal business practices.  Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited.  Each director, officer and employee should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, service providers, competitors and employees.  No director, officer or employee should take unfair advantage of anyone relating to the Company’s business or operations through manipulation, concealment, or abuse or privileged information, misrepresentation of material facts or any unfair dealing practice.

To maintain the Company’s valuable reputation, compliance with the Company’s quality processes and safety requirements is essential.  All inspection and testing documents must be handled in accordance with all applicable regulations and safety procedures established by the Company.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers.  No gift or entertainment should ever be offered, given, provided or accepted by a director, officer or employee, family member of a director, officer or employee, or any agent relating to the individual’s position with the Company unless it is (1) not a cash gift, (2) consistent with customary business practices, (3) not excessive in value, (4) cannot be construed as a bribe or payoff, and (5) does not violate any laws, rules or regulations.  Further, a gift should not be exchanged if a reasonable person would conclude that public disclosure of such gift would likely embarrass either the Company, employee, director or officer.  A director or officer should discuss with the Chief Executive Officer or Chief Financial Officer, and a employee should discuss with his or her supervisor, any gifts or proposed gifts that the individual is not certain are appropriate.

7.                                      Discrimination and Harassment

The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind.

Employment decisions including hiring and promotions are made based upon an individual’s qualifications without regard to race, religion, color, sex, sexual orientation, marital status, gender identity, national origin, age, disability or veteran status.

Abusive, harassing or offensive conduct is unacceptable, whether verbal, physical or visual, and will not be tolerated. Examples include derogatory comments based on racial or ethnic characteristics, unwelcome sexual advances or intimidating personal behaviors.

8.                                      Health, Safety and the Environment

The Company strives to provide each employee with a safe and healthful work environment.  Each officer and employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries, and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted.  Officers and employees should report to work in a condition to perform their duties, free from the influence of illegal drugs or alcohol.  The use of illegal drugs in the workplace will not be tolerated.

9.                                      Compliance with Rules, Controls and Procedures

It is important that all transactions are properly recorded, classified and summarized in our financial statements, books and records in accordance with our policies, controls and procedures, as well as all generally accepted accounting principles, standards, laws, rules and regulations for accounting and financial reporting.  If you have responsibility for or any involvement in financial reporting or accounting, you should have an appropriate understanding of, and you should seek in good faith to adhere to, relevant accounting and financial reporting principles, standards, laws, rules and regulations and the Company’s financial and accounting policies, controls and procedures.  If you are a senior officer, you should seek to ensure that the internal controls and procedures in your business area are in place, understood and followed.

10.                               Accuracy of Records and Reports

It is important that those who rely on records and reports—managers and other decision makers, creditors, customers and auditors—have complete, accurate and timely information.  False, misleading or incomplete information undermines the Company’s ability to make good decisions about resources, employees and programs and may, in some cases, result in violations of law.  Anyone involved in preparing financial or accounting records or reports, including financial statements and schedules, must be diligent in assuring that those records and reports are complete, accurate and timely.  Anyone representing or certifying as to the accuracy of such records and reports should make an inquiry or review adequate to establish a good faith belief in their accuracy.

Even if you are not directly involved in financial reporting or accounting, you are likely involved with financial records or reports of some kind—a voucher, time sheet, invoice or expense report.  In addition, most employees have involvement with product, marketing or administrative activities, or performance evaluations, which can affect our reported financial condition or results.  Therefore, the Company expects you, regardless of whether you are otherwise required to be familiar with finance or accounting matters, to use all reasonable efforts to ensure that every business record or report with which you deal is accurate, complete and reliable.

11.                               Record-Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions, and must conform both to applicable legal requirements and to the Company’s system of internal controls.  Unrecorded or “off the books” funds or assets should not be maintained.

Business records and communications often become public, and the Company and its officers and employees in their capacity with the Company should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that

could be misunderstood. This applies equally to e-mail, internal memos and formal reports.    In accordance with those policies, in the event of litigation or governmental investigation, directors, officers and employees should consult with the Company’s Chief Financial Officer or legal counsel before taking any action because it is critical that any impropriety or possible appearance of impropriety be avoided.

Many officers and employees regularly use business expense accounts, which must be documented and recorded accurately.  If an officer or employee is not sure whether a certain expense is appropriate, the employee should ask his or her supervisor or the Chief Financial Officer.  Rules and guidelines are available from the Finance Department.

You should immediately consult with the legal counsel regarding the retention of records in the case of actual or threatened litigation or government investigation.

12.                               Intentional Misconduct

You may not intentionally misrepresent the Company’s financial performance or otherwise intentionally compromise the integrity of the Company’s reports, records, policies and procedures.  For example, you may not:

•                  report information or enter information in the Company’s books, records or reports that fraudulently or intentionally hides, misrepresents or disguises the true nature of any financial or non-financial transaction or result;

•                  establish any undisclosed or unrecorded fund, account, asset or liability for any improper purpose;

•                  enter into any transaction or agreement that accelerates, postpones or otherwise manipulates the accurate and timely recording of revenues or expenses;

•                  intentionally misclassify transactions as to accounts, business units or accounting periods;

•                  intentionally falsify technical, safety or performance data; or

•                  knowingly assist others in any of the above.

13.                               Working with External Auditors

Our external auditors have a duty to review our records in a fair and accurate manner. You are expected to cooperate with independent and internal auditors in good faith and in accordance with law.  In addition, you must not fraudulently induce or influence, coerce, manipulate or mislead our independent or internal auditors regarding financial records, processes, controls or procedures or other matters relevant to their engagement.  You may not engage, directly or indirectly, any outside auditors to perform any audit, audit-related, tax or other services, including consulting, without written approval from the Chief Financial Officer and the Audit Committee of the Board of Directors.

14.                               Obligation to Investigate and Report Potential Violations

You should make appropriate inquiries in the event you may see, for example:

•                  financial results that seem inconsistent with underlying business performance;

•                  inaccurate financial records, including travel and expense reports, time sheets or invoices;

•                  the circumventing of mandated review and approval procedures;

•                  the absence or weakness of processes or controls; or

•                  persons within the Company seeking to improperly influence the work of our financial or accounting personnel, or our external or internal auditors.

Dishonest or inaccurate reporting can lead to civil or even criminal liability for you and the Company and can lead to a loss of public faith in the Company.  You are required to promptly report any case of suspected financial or operational misrepresentation or impropriety.

15.                               Informing the Audit Committee

The Audit Committee plays an important role in ensuring the integrity of our public reports.  If you believe that questionable accounting or auditing conduct or practices have occurred or are occurring, you should notify the Audit Committee of the Board of Directors.  If you are uncertain as to how to contact the Audit Committee directly, feel free to ask your supervisor, the Chief Executive Officer, the Chief Financial Officer or in-house legal counsel.  Further, the Company will provide a mechanism, in compliance with SEC regulations, to allow for confidential and anonymous submissions directly to the Audit Committee.  In particular, the Chief Executive Officer and senior financial officers such as the Chief Financial Officer and the Controller should promptly bring to the attention of the Audit Committee any information of which he or she may become aware concerning, for example:

•                  the accuracy of material disclosures made by the Company in its public filings;

•                  significant deficiencies in the design or operation of internal controls or procedures that could adversely affect the Company’s ability to record, process, summarize or report financial data;

•                  any evidence of fraud that involves an employee who has a significant role in the Company’s financial reporting, disclosures or internal controls or procedures; or

•                  any evidence of a material violation of the policies in this Code regarding financial reporting.

16.                               Requests by Regulatory Authorities

You must cooperate with appropriate government inquiries and investigations in accordance with law.  It is important, however, to protect the legal rights of the Company with respect to its nonpublic information.  All government requests for Company information, documents or investigative interviews should be referred to the Chief Financial Officer or legal counsel. You should work with the Chief Financial Officer or legal counsel in responding to requests by regulatory authorities to ensure adequate and complete responses and to avoid improper disclosure of attorney-client privileged materials, trade secret information or other nonpublic information. This policy should not be construed to prevent an employee from disclosing information to a government or law enforcement agency, where the employee has reasonable cause to believe that the information discloses a violation of, or noncompliance with, a state or federal statute or regulation.

17.                               Corporate Disclosures

All directors, officers and employees should support the Company’s goal to have full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC.  The Chief Executive Officer and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC.  Accordingly, it is the responsibility of the Chief Executive Officer and each senior financial officer promptly to bring to the attention of the Disclosure Committee, if applicable, and to the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Disclosure Committee, if applicable, and the Audit Committee in fulfilling their responsibilities.

Although most employees hold positions that are removed from the Company’s required filings with the SEC, each director, officer and employee should promptly bring to the attention of the Chief Executive Officer, the Chief Financial Officer, the Company’s Disclosure Committee, or the Audit Committee, as appropriate in the circumstances, any of the following:

(1)          Any material information to which such individual may become aware that affects the disclosures made by the Company in its public filings or would otherwise assist the Chief Executive Officer, the Chief Financial Officer, the Disclosure Committee, and the Audit Committee in fulfilling their responsibilities with respect to such public filings;

(2)          Any information the individual may have concerning (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize, and report financial data or (b) any fraud, whether or not material, that involves the Company, its directors, officers or employees, including especially those officers and employees who have a significant role in the Company’s financial reporting, disclosures or internal controls;

(3)          Any information the individual may have concerning any violation of this Code, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures, or internal controls; and

(4)          Any information the individual may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of this Code.

18.                               Public Communications by Employees

You may not communicate externally on behalf of the Company unless you are authorized to do so.  The Company has established specific policies regarding who may communicate information to the public, the press, market professionals (such as securities analysts, institutional investors, investment advisors, brokers and dealers) and security holders on behalf of the Company:

•                  Our President, Chief Financial Officer and investor relations personnel, and their authorized designees, are our official spokespeople for financial matters.

•                  Our President and corporate communications personnel, and their authorized designees, are our official spokespeople for public comment, press, marketing, technical and other such information.

You should refer all calls or other inquiries from the press, market professionals or security holders to the Investor Relations Department, which will see that the inquiry is directed to the appropriate persons within the Company.

All communications made to public audiences on behalf of the Company, including formal communications and presentations made to investors, customers or the press, require prior approval of the Chief Executive Officer or the Chief Financial Officer.

19.                               Protection and Proper Use of Company Assets

All directors, officers and employees should endeavor to protect the Company’s assets and ensure their efficient use.  Theft, carelessness and waste have a direct impact on the Company’s profitability.  Any suspected incident of fraud or theft should be immediately reported for investigation.  Company assets should be used for legitimate business purposes and should not be used for non-Company business.

The obligation to protect the Company’s assets includes its proprietary information.  Proprietary information includes intellectual property, such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information, and any unpublished financial data and reports.  Unauthorized use or distribution of this information would violate Company policy.  It could also be illegal and result in civil or even criminal penalties.

20.                               Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business.  It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel.  The promise, offer, or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense.  State and local governments, as well as foreign governments, may have similar rules.

21.                               Reporting any Illegal or Unethical Behavior

Directors and officers are encouraged to talk to the Chief Executive Officer, the Chief Financial Officer or legal counsel, and employees are encouraged to talk to supervisors, managers, or other appropriate personnel, when in doubt about the best course of action in a particular situation.  Directors, officers and employees should report any observed illegal or unethical behavior and any perceived violations of laws, rules, regulations or this Code to appropriate personnel.  It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith.  Directors, officers and employees are expected to cooperate in internal investigations of misconduct.

22.                               Confidentiality

Directors, officers and employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, suppliers, joint venture partners or others with whom the Company is considering a business or other transaction except when disclosure is authorized by an executive officer or required or mandated by laws or regulations.  Confidential information includes all non-public information that might be useful or helpful to competitors or harmful to the Company or its customers and suppliers, if disclosed. The obligation to preserve confidential information continues even after your employment ends.

23.                               Waivers of the Code of Conduct and Ethics

Any waiver of this Code for directors or executive officers may be made only by the Board of Directors or a committee of the Board and will be promptly disclosed to stockholders as required by applicable laws, rules, and regulations, including the rules of the SEC and Nasdaq.  Any such waiver also must be disclosed in a Form 8-K filed with the SEC.  Any request for a waiver of this Code by any other employees must first originate with that employee’s supervisor, who will seek guidance from senior management.

24.                               Publicly Available

This Code shall be posted on the Company’s website.

25.                               Enforcement

The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the even to of violations of this Code.  Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code and to these additional procedures, and may include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment or position.  In determining the appropriate action in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action, and whether or not the individual in question had committed other violations in the past.

Catalytica Energy Systems, Inc.

and wholly-owned subsidiaries

Acknowledgment of

Code of Conduct and Ethics

I have received and read the Code of Conduct and Ethics.  I understand the policies set forth in the Code of Conduct and Ethics and agree to abide by the terms and guidelines set forth.  I understand that a violation of the policies, terms and guidelines set forth in the Code of Conduct and Ethics may result in severe consequences, including termination of my employment.

Employees Signature:	Date:

Employee’s Printed
Name: